Exhibit 4.8

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED

Tenancy Agreement

An Agreement made the 25th day of March, 2024 between the Landlord and the Tenant as more particularly described in Schedule I.

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows:

1.	The Tenant shall pay to the Landlord the Rent in advance on the 1st day of each and every calendar month during the Term (save for the first month of the Term, which shall be paid on the 1st day of the Term). If the Tenant shall fail to pay the Rent within 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses, and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recoverable in full by the Landlord.

2.	The Tenant shall not make any alternation and / or additions to the Premises without the prior written consent of the Landlord, which consent shall not be reasonably withheld.

3.	The Tenant shall not assign, transfer, sublet, or part with the possession of the Premises or any part thereof to any other person. This tenancy shall be personal to the Tenant named herein.

4.	The Tenant shall comply with all ordinances, regulations, and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government.

5.	The Tenant shall during the Term pay and discharge all charges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.

6.	The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects excepted) and shall deliver up vacant possession of the Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

7.	The Tenant shall pay to the Landlord the Security Deposit set out in Schedule I for the due observance and performance of the terms and conditions herein contained and on his part to be observed and performed. Provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 30 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant to the Landlord, whichever is later. If the Rent and/or any charges payable by the Tenant hereunder or any part thereof shall be unpaid for seven (7) days after the same shall become payable (whether legally demanded or not) or if the Tenant shall commit a breach of any of the terms and conditions herein contained, it shall be lawful for the Landlord at any time thereafter to re-enter the Premises whereupon this Agreement shall absolutely determine and the Landlord may deduct any loss or damage suffered by the Landlord as a result of the Tenant’s breach from the Security Deposit without prejudice to any other right of action or any remedy of the Landlord in respect of such breach of the Tenant.

8.	Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant’s part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interruption by the Landlord.

9.	The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair provided that the Landlord’s liability shall not be incurred unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

10.	The Landlord shall pay the Property tax payable in respect of the Premises.

11.	The Landlord shall allow auditors of the Tenant sufficient access to his/her records for the purpose of reporting on this Agreement.

12.	The Landlord and the Tenant agree to be bound by the additional terms and conditions contained in Schedule II (if any).

13.	If there is any conflict between the English version and the Chinese version in this Agreement, the English version shall prevail.

Received the Security Deposit of HK$ /___ by the Landlord	Received 3 key(s) of the Premises by the Tenant

(Cash/Cheque #: ____/______ Bank)

Confirmed and Accepted all the terms and	Confirmed and Accepted all the terms and
conditions contained herein by the Landlord:	conditions contained herein by the Tenant:

/s/ Yam Fung Yee Carrie, Chan Ming Dave	[Company seal affixed here]

Name : Yam Fung Yee Carrie & Chan Ming Dave	Name : Shine Union Limited
HKID No.: [*****]	BR No.: [*****]

Schedule I

The Premises	Unit 11, 11/F, Century Centre, 44-46 Hung To Road, Kwun Tong, Kowloon, Hong Kong

The Landlord	Yam Fung Yee Carrie & Chan Ming Dave
Whose correspondence address

[*****]

	Contact Person Ms. Yam	Tel No. [*****]

The Tenant	Shine Union Limited
Whose registered office is situate at

Unit 01-03, 3/F, Billion Trade Centre, 31 Hung To Road, Kwun Tong, Kowloon, Hong Kong

	Contact Person Mr. Chan	Tel No. (852) 2341-8183

Term	From 1 April 2024 to 31 March 2025 (both days inclusive)

Rent	HK$20,000.00 per month

Security Deposit	HK$ /

Schedule II

1.	Use

The Tenant shall not use or permit to be used the Premises or any part thereof for any purpose other than for industrial purpose only. [P.S. – Please select one item: e.g. residential / commercial / office / shop / industrial]

2.	Miscellaneous Payments

The Tenant shall be responsible for the following payments payable in respect of the Premises during the Term:-

*	(a)	Air Conditioning Charges	:	(at current rate) (per month) (subject to revision for time to time)

*	(b)	Management Fee	:	(at current rate) (per month) (subject to revision for time to time)

*	(c)	Government Rates	:	(subject to actual amount demanded by the Government)

*	(d)	Government Rate	:	(subject to actual amount demanded by the Government)

*	Delete where inapplicable

3.	Break Clause

Notwithstanding anything to the contrary hereinbefore contained, either party shall be entitled to terminate this Agreement earlier than as herein provided, by serving not less than 1 months’ written notice or by paying 1 months’ Rent in lieu to the Landlord / Tenant / other party.